Exhibit 99.1

                                   PSINET INC.
                             510 Huntmar Park Drive
                             Herndon, Virginia 20170




FOR IMMEDIATE RELEASE


Analyst Contact:                                     Media Contact:
David Lerch                                          Reid Walker
703-375-1245                                         703-375-1103
lerchd@psi.com                                       walkerre@psi.com


                      PSINET AMENDS SHAREHOLDER RIGHTS PLAN


         HERNDON, VA, NOVEMBER 5, 1999 - PSINet Inc. (Nasdaq: PSIX) today announced that its Board of Directors had approved an amendment of its Shareholder Rights Plan to increase the initial exercise price of each Preferred Stock Purchase Right to $275.00 and extend the final expiration date of the Rights to November 5, 2009.

         Subject to certain exceptions, the Rights will be exercisable only if a person or group acquires 20.5% or more of PSINet's common stock or announces a tender or exchange offer the consummation of which would result in ownership by a person or group of 20.5% or more of the common stock (other than in the event of certain Board-approved offers). If a person or group acquires 20.5% or more of PSINet's common stock (other than pursuant to certain Board-approved offers), each Right will entitle its holder (other than such acquiring person or members of such group) to purchase, at the $275.00 exercise price, a number of one one-thousandths of a share of the Company's Series A junior participating preferred stock having a market value of twice such price. If PSINet is acquired (other than pursuant to certain Board-approved offers) in a merger or other business combination after a person or group has acquired 20.5% or more of PSINet's common stock, each Right will entitle its holder to purchase, at the exercise price, a number of the acquiror's common shares having a market value of twice such price.

         "The amendments to our Rights Plan where adopted in order to respond to increases in the market value of our stock since the initial adoption of the Rights Plan three years ago. The Rights Plan and these amendments were adopted to deter abusive takeover tactics that could be used to deprive PSINet's shareholders of the full value of their investment," stated William L. Schrader, PSINet's chairman and chief executive officer. "They were not adopted in response to any specific effort to acquire control of the Company."

         The Company can redeem the Rights for $.01 per Right before the acquisition by a person or group of 20.5% or more of the Company's stock and thereafter under certain circumstances.

         Further details concerning PSINet's Shareholder Rights Plan, as amended, are contained in a letter that will be mailed to all PSINet shareholders.


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         Headquartered in Herndon, Virginia, PSINet is an Internet Super Carrier
offering global eCommerce infrastructure and a full suite of retail and wholesale Internet services through wholly-owned PSINet subsidiaries. Services are provided on PSINet-owned and operated fiber, satellite, Web hosting and switching facilities providing direct access in more than 800 metropolitan areas in 22 countries on five continents.

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